SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):
April 19, 2007 (April 19, 2007)

ATLANTIC EXPRESS TRANSPORTATION CORP.

(Exact Name of Registrant as Specified in Charter)

NEW YORK (State or Other Jurisdiction of Incorporation)	0-24247 (Commission File Number)	13-392-4567 (IRS Employer Identification No.)

7 NORTH STREET STATEN ISLAND, NEW YORK 10302-1205

(Address of Principal Executive Offices, including Zip Code)

Registrant’s telephone number, including area code: (718) 442-7000

NOT APPLICABLE

(former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.

On April 19, 2007, Atlantic Express Transportation Corp. (the ‘‘Company’’) announced a proposed offering of $165 million in aggregate principal amount of Senior Secured Floating Rate Notes due 2012. The notes will be unconditionally guaranteed on a senior secured basis by each of our existing and future domestic subsidiaries that are not unrestricted domestic subsidiaries, other than certain immaterial subsidiaries. The notes are being offered only to qualified institutional buyers under Rule 144A, to non-U.S. persons outside the United States pursuant to Regulation S and to a limited number of institutional accredited investors within the meaning of the U.S. federal securities laws. The securities to be offered have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws, and until so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws. This Current Report on Form 8-K shall not constitute an offer to sell or a solicitation of an offer to buy any securities.

In the offering circular relating to our offering of the notes, the Company disclosed certain information to prospective investors, including the following information. Not all of the information contained in the offering circular appears below. Accordingly, certain sections referred to in cross references and certain definitions do not appear below.

Unless indicated otherwise, references to ‘‘the Company,’’ ‘‘our company,’’ ‘‘we,’’ ‘‘our’’ and ‘‘us’’ refer to Atlantic Express Transportation Corp., a New York corporation, and its subsidiaries. References to ‘‘AETG’’ refer to Atlantic Express Transportation Group Inc., our parent company. As used herein, references to any ‘‘fiscal’’ year of our company refer to our fiscal year ended or ending on June 30 of such year. For the definition of ‘‘EBITDA,’’ and ‘‘Adjusted EBITDA’’ and information about the limitations of the use of such non-GAAP financial measures, see ‘‘Non-GAAP Financial Measures’’ and ‘‘Summary Consolidated Financial and Other Data.’’

The Company

We are the fourth largest provider of student transportation in the United States and the leading provider in New York City, the largest market in the United States. We also provide paratransit services for physically and mentally challenged passengers, and we offer fixed route transit, express commuter line and charter and tour bus services. We have contracts with approximately 120 school districts in New York, Missouri, Massachusetts, California, Pennsylvania, New Jersey and Illinois. We had a fleet of approximately 5,800 vehicles operating as of December 31, 2006.

We have been in operation for over 35 years and have grown from a small local bus company with a fleet of 16 buses to one of the largest national student transportation companies in the country. We have focused on developing our favorable reputation and we have achieved substantial contract renewals, which we believe is due to (i) our reputation for passenger safety and providing efficient, on-time service, (ii) our long-standing relationships with the school districts we service, (iii) the preference of school districts to maintain continuity of service with their current proven contractor rather than risk the uncertainty associated with a replacement and (iv) the disadvantage of prospective competitors, who generally would have to make substantially greater investments than we would in new equipment and who may experience difficulty obtaining suitable parking and maintenance facilities in our primary markets, especially in the New York City greater metropolitan area. We believe the expertise we have gained in our long operating history enables us to establish strong relationships with our customers and provides us with a competitive advantage when renewing contracts or bidding on new business. As a result, for fiscal 2006, we renewed or replaced 97.1% of our contracts that were expiring in fiscal 2005, with a weighted average increase in pricing of 15.3%. Excluding our contract with the New York City Department of Education, or the DOE, for fiscal 2006, we renewed or replaced 89.9% of our expiring contracts with a weighted average increase in pricing of 9.3%. For fiscal 2007, we renewed or replaced 92.8% of our contracts that were expiring in fiscal 2006, with a weighted average increase in pricing of 8.3%.

We generated revenues of $426.0 million and Adjusted EBITDA of $31.6 million for the twelve months ended December 31, 2006. As of December 31, 2006, we had total assets of $197.3 million. In fiscal 2006, we generated total revenues of $414.1 million, a net loss of $29.6 million, EBITDA of $24.6 million and Adjusted EBITDA of $29.6 million. See note 1 of ‘‘—Summary Consolidated Financial and Other Data’’ for the definition of Adjusted EBITDA and a reconciliation of net income (loss) to Adjusted EBITDA.

We derive our revenue from two segments: (i) school bus operations and (ii) paratransit and transit operations.

School Bus Operations (88.9% of our revenues for fiscal 2006). We have contracts to provide student transportation in approximately 120 school districts in New York, Missouri, Massachusetts, California, Pennsylvania, New Jersey, and Illinois. Our student transportation contracts have provided a relatively predictable and stable stream of revenues over their terms, which generally range from one to five years. We provide services for the transportation of open enrollment students through the use of standard school buses, and the transportation of physically or mentally challenged students through the use of an assortment of vehicles, including standard school buses, passenger vans and lift-gate vehicles, which are capable of accommodating wheelchair-bound students. As of December 31, 2006, we had a fleet of approximately 5,400 vehicles to service our school bus operations, consisting of school buses, minivans and cars, lift and ramp-equipped vehicles, coaches and service and support vehicles.

Paratransit and Transit Operations (11.1% of our revenues for fiscal 2006). We provide paratransit service in New York City for physically and mentally challenged persons who are unable to use standard public transportation. The remainder of our paratransit and transit operations revenue comes from fixed route transit, express commuter lines and charter and tour bus services. We had a fleet of approximately 400 vehicles to service our paratransit and transit operations as of December 31, 2006.

Industry Overview

Student Transportation Industry.    The student transportation industry is characterized by contracts between transportation companies and the school districts seeking outsourced transportation. These contracts are generally for an original duration of one to five years, and often contain fixed pricing, whereby changes in underlying costs to transportation companies are not passed along to the school districts.

According to the latest available data from the industry publication School Bus Fleet, total expenditures for student transportation in the United States were over $13 billion for the 2005 school year and over 25 million students are transported twice daily by approximately 470,000 yellow school buses. According to the same source, school districts directly operate approximately two-thirds of student transportation services, while approximately one-third of services are outsourced to private operators like us.

Private student transportation contractors generally offer student transportation services to both public and private educational institutions. These services typically include home-to-school busing, as well as transportation for special needs, extracurricular activities, and field trips for school and other groups. Other services may include management contracting, computerized routing, and consulting services. Labor (drivers, matrons, mechanics, and supervisors) and, in general, infrastructure (facilities and vehicles) are provided by transportation contractors. The student transportation business is seasonal with operations following the traditional school year from September to June. As a result, student transportation contractors historically experience a significant decline in revenue and operating income during the summer months.

We believe that the following trends affecting the student transportation industry provides us with significant opportunities to execute our business strategy:

•	School Enrollment. We believe the expected increase in school enrollment, attributable to a rise in the U.S. birth rate since 1984, is expected to lead to growth in the student transportation industry. The National Center for Educational Statistics projected total school enrollment growth of 4% between 2002 and 2014. The student transportation industry is expected to grow accordingly. The aggregate student population in our major markets (New York City, Los Angeles, Philadelphia, and Chicago) grew approximately 10% from 2.2 million students in 1990 to 2.4 million students in 2003, which is the latest available data from the Digest of Education Statistics.

•	Highly Fragmented Market with Numerous Small Competitors. The top four student transportation operators have approximately a 63% share of the outsourced market and thousands of smaller operators have the remaining 37%. Because of the highly fragmented nature of the market, we believe there are a number of potential acquisitions that could be made on a selective basis and on attractive terms. We believe these acquisitions should be a less capital intensive form of growth than bidding for new routes.

•	Special Education Transportation. Special education transportation represents a growing portion of the student population. Special education transportation services usually include specially equipped and staffed vans and buses and often require alternate routes, as these students generally do not attend mainstream schools. This segment is growing at a faster rate than regular education transportation as an increasing number of students are being identified as requiring special programs and services. In 2005, 7% of the U.S. student population was eligible for these services.

•	Federal Regulations. The No Child Left Behind Act, or NCLBA, signed into law in 2002, has expanded the federal role in education and set requirements in place that affect public schools across the United States. At the core of the NCLBA are measures designed to close achievement gaps. The new law enhances options for parents with children in chronically failing schools. Once a school is identified as ‘‘failing,’’ parents are allowed to transfer their child to a better-performing school. The school district must provide transportation to the new school for all students who request it, including students with disabilities. In large part due to the NCLBA, the discretionary appropriations for the Department of Education was $56.0 billion, a $13.8 billion, or 33%, increase from 2001.

•	Privatization Opportunities. School districts at times seek to outsource student transportation services. We believe that the privatization of student transportation, or the outsourcing of student transportation by school districts, is an attractive cost-cutting option to school districts, which, according to publicly available data, operate approximately two-thirds of the approximately 470,000 school buses in the United States. We believe additional privatization presents an opportunity for us to expand selectively our student transportation services.

Paratransit Industry.    Pursuant to the Americans with Disabilities Act of 1990, certain school districts with public transit systems are required to provide paratransit services for physically and mentally challenged persons who are unable to use standard public transportation. We believe municipalities with larger public transit systems in the United States typically rely upon the private sector to perform paratransit services, while the small and medium sized municipalities, collectively, outsource approximately one-half of their paratransit transportation services. Additionally, the municipality often provides the vehicles in paratransit arrangements, thereby reducing the capital outlays necessary from service providers to operate in this industry. According to the latest available data from the American Public Transportation Association, expenditures for the paratransit market were estimated to be approximately $2.5 billion in 2004.

Competitive Strengths

Leading Position in the New York City Market.    We are the fourth largest provider of student transportation services in the United States and the leading provider in New York City, the largest market in the country. We have strengthened our position in New York City by maintaining our reputation for high quality services and well-maintained equipment. As a result, we are able to use our longstanding operating history and our considerable brand name recognition in New York City to expand our operations throughout the northeast region more effectively, strengthen our existing markets in Los Angeles, St. Louis and Chicago, and win new contracts in our markets.

Well-Established Company with Longstanding Customer Relationships.    For fiscal 2006, over 98% of our current contracted revenue was generated from customers with whom we have had a relationship of five years or longer, and over 77% of the current contracted revenue was generated from customers with whom we have had a relationship of greater than 15 years. We believe that our longstanding relationships with the school districts we service and the preference of school districts to maintain continuity of service with their current proven contractor, rather than risk the uncertainty associated with a replacement, provide us with a significant advantage over prospective competitors in our existing markets.

Predictable and Stable Revenue and Cost Structure.    In each of fiscal 2005 and 2006, approximately 95% of our revenue was contracted. The vast majority of these contracts provide for annual price adjustments based upon pre-negotiated rates or increases in the consumer price index, or CPI. The highly visible nature of our contracts makes the revenue stream highly predictable. In addition, much of our cost structure is also predictable. For example, our five year contract with the DOE, implemented in July 2005, provides for reimbursement of all matron contract costs plus an additional administrative fee, prior year CPI recapture, fixed automobile liability insurance costs, and sharing of future state and city mandated safety enhancement costs. Our current Amalgamated Transit Union contract, implemented in July 2006, provides for fixed contributions for health, welfare and pension costs for the term of the contract and a predetermined labor rate.

Significant Scale.    We are the fourth largest provider of student transportation in the United States and we believe that our significant scale enables us to more effectively leverage our overhead and maintenance costs than many of our smaller competitors. We believe our northeastern base of operations and geographic hubs in Los Angeles, California, St. Louis, Missouri, and Chicago, Illinois provide us with a solid platform for future growth through new contract bids and tuck-in acquisitions. Our school bus fleet size allows us to effectively deploy buses across our network in order to meet or fulfill requirements for existing contracts. Our size also allows us to recognize economies of scale with respect to driver training, establishing and implementing safety standards, fleet acquisition vehicle maintenance and billing and collection.

Experienced in Operating with Unionized Labor.    As of December 31, 2006, approximately 79% of our employees were represented by labor unions. Over the years, we believe we have maintained satisfactory relations with our employees. There has been no school transportation work stoppage in over 20 years. We have also recently reached an agreement on a new three-year contract with the Amalgamated Transit Union with no disruption in service. The Amalgamated Transit Union represents approximately 44% of our drivers, matrons and mechanics. Additionally, Domenic Gatto, our CEO, is an Employer Trustee of both the Health and Welfare Fund and the Pension Fund of the Amalgamated Transit Union. Mr. Gatto heads the team representing the New York School Bus Contractors Coalition, Inc. Negotiating Committee. We view our ability to operate successfully in a union environment as a competitive advantage.

Experienced Senior Management Team.    Our senior management team averages approximately 20 years of experience in transportation and related industries and during this time has earned a reputation for providing high quality service. The team has also established important relationships with our customers and labor force.

Equity Sponsorship.    Since 1998, GSC Group has invested more than $100 million of equity in our parent company, AETG. GSC Group is an SEC-registered investment adviser with over $22 billion of assets under management as of December 31, 2006 (including leverage and warehoused assets). In this offering circular we refer to GSC Group as our ‘‘Sponsor.’’

Business Strategy

We plan to continue to strengthen our position as a leading provider of student transportation in the United States by pursuing the following business strategies:

Capitalize on Organic Growth.    The demand for student transportation has generally been insensitive to economic cycles and we believe it is fundamentally strong. The expected increase in school enrollment in areas where we operate will lead to additional demand for student transportation services. Other factors affecting our organic growth include growth in the school-age population resulting from the ‘‘Baby Boom Echo’’ effect, extension of school hours and school calendars, the NCLBA and greater awareness of children with disabilities. For example, demographic growth in New York City has resulted in an average 6.5% increase in routes over the last ten years.

Continue Successful Contract Renewals and Bids at Favorable Prices.    We have a successful history of contract renewals with associated increases in contract rates as a result of our longstanding relationship with our customers, our reputation for safety and quality service, our significant scale and the preference of school districts to maintain continuity of service. For fiscal 2006, we successfully renewed or replaced 97.1% of contracts that were expiring in fiscal 2005 with a weighted average price increase of 15.3%. Excluding our contract with the DOE, for fiscal 2006 we renewed or replaced 89.9% of our expiring contracts with a weighted average increase in pricing of 9.3%. For fiscal 2007, we successfully renewed or replaced 92.8% of contracts that were expiring in fiscal 2006 with a weighted average price increase of 8.3%.

Acquisitions in Existing Markets.    We intend to selectively consider acquisitions of student transportation companies in existing and contiguous markets that we believe will provide an opportunity for modest growth. We believe that expansion in regions where we already have established operations, whether through additional contracts or through opportunistic tuck-in acquisitions, will enable us to capitalize on our existing maintenance, parking and administrative infrastructure, thereby improving profit margins and reducing capital expenditure requirements.

Conversions.    When privatization opportunities become available in existing or contiguous markets, we will attempt to enter these particular markets. Privatization of student transportation, or the outsourcing of student transportation by school districts, is an attractive cost-cutting option to school districts.

NON-GAAP FINANCIAL MEASURES

EBITDA and Adjusted EBITDA and the related pro forma credit statistics herein are supplemental measures of our ability to service debt that are not required by, or presented in accordance with, generally accepted accounting principles in the United States, or GAAP. Neither EBITDA and Adjusted EBITDA is a measurement of our financial performance under GAAP and should not be considered as an alternative to net income, operating income or any other performance measures derived in accordance with GAAP or as alternatives to cash flows from operating activities as a measure of our liquidity.

EBITDA represents net income before interest expense, income taxes, depreciation and amortization. Adjusted EBITDA represent EBITDA before certain adjustments as discussed more fully in ‘‘Summary Consolidated Financial and Other Data.’’ We believe these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of issuers, many of which present EBITDA and Adjusted EBITDA when reporting their results. Our presentation of EBITDA and Adjusted EBITDA should not be construed as an implication that our future results will be unaffected by unusual or nonrecurring items.

EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation, or as a substitute for analysis of our operating results or cash flow as reported under GAAP. Some of these limitations are:

•	they do not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	they do not reflect changes in, or cash requirements for, our working capital needs;

•	they do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt;

•	although depreciation is a non-cash charge, the assets being depreciated will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements;

•	they are not adjusted for all non-cash income or expense items that are reflected in our statements of cash flows; and

•	other companies in our industry may calculate these measures differently than we do, limiting their usefulness as a comparative measure.

Because of these limitations, EBITDA and Adjusted EBITDA should not be considered as measures of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA and Adjusted EBITDA only for supplemental purposes. See our consolidated financial statements and the notes thereto.

For a description of how EBITDA and Adjusted EBITDA are calculated from our net income and a reconciliation of our EBITDA to net income, see ‘‘Summary Consolidated Financial and Other Data.’’

 Summary Consolidated Financial and other data

The following tables set forth our summary consolidated financial data. The financial data and other financial data for each of the three fiscal years ended June 30, 2004, 2005 and 2006 are derived from our audited consolidated financial statements included elsewhere in this offering circular. The financial data and other financial data for the six months ended December 31, 2005 and 2006 have been derived from our unaudited consolidated financial statements included elsewhere in this offering circular. The unaudited financial data and the unaudited other financial data for the twelve months ended December 31, 2006 were calculated by subtracting the data for the six months ended December 31, 2005 from the data for the year ended June 30, 2006 and then adding the appropriate data for the six months ended December 31, 2006. In the opinion of our management, our unaudited consolidated financial data has been prepared on the same basis as the audited consolidated financial statements and contains all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of our financial position and results of operations for the relevant periods.

The unaudited pro forma data for the twelve months ended December 31, 2006 give effect to our Amended and Restated Credit Facility, the consummation of this offering and the application of net proceeds therefrom as set forth under the caption ‘‘Use of Proceeds,’’ as if those transactions occurred on December 31, 2006. The pro forma balance sheet data as of December 31, 2006, included in the table below, gives effect to those transactions as if they occurred on December 31, 2006.

The pro forma data is based on currently available information and assumptions that we believe are reasonable. The pro forma data does not purport to represent what our financial condition or results of operations would have been if the pro forma transactions had been completed on the dates indicated, nor does it purport to indicate our future financial condition or results of operations.

The other financial data and pro forma data set forth below include calculations of Adjusted EBITDA and related ratios. These data and statistics are not required by or presented in accordance with generally accepted accounting principles. Please see footnotes (1) and (3) below for further discussion of these measures.

You should read the information set forth below in conjunction with ‘‘Capitalization,’’ ‘‘Selected Historical Financial Data,’’ ‘‘Management’s Discussion and Analysis of Financial Condition and Results of Operations’’ and our consolidated financial statements and related notes.

	Fiscal Year Ended June 30,			Six Months Ended December 31,		Twelve Months Ended December 31, 2006
	2004	2005	2006	2005	2006
			(in thousands)
Statements of Operations:
Revenues	$363,521	$363,676	$414,058	$176,806	$188,748	$426,000
Cost of operations	320,679	337,398	369,143	162,868	171,738	378,013
General and administrative expenses	17,695	17,457	18,655	9,563	8,406	17,498
Depreciation and amortization	26,287	25,029	28,199	11,752	9,175	25,623
Contract rights impairment	5,463	959	—	—	—	—
Income (loss) from operations(1)	(6,603)	(17,168)	(1,940)	(7,377)	(571)	4,866
Net income (loss)(2)	$56,818	$(42,426)	$(29,551)	$(20,597)	$(8,520)	$(17,474)

	Fiscal Year Ended June 30,			Six Months Ended December 31,		Twelve Months Ended December 31, 2006
	2004	2005	2006	2005	2006
			(in thousands)
Other Financial Data:
EBITDA(3)	$114,241	$6,862	$24,589	$4,179	$13,908	$34,319
Adjusted EBITDA(3)	25,677	9,511	29,558	6,530	8,603	31,633
Capital expenditures	11,194	5,827	6,057	2,988	2,663	5,731

Pro Forma Data:
Net cash interest expense(4)	21,574
Ratio of net debt to Adjusted EBITDA	5.4	x
Ratio of Adjusted EBITDA to cash interest expense(3)(5)	1.5	x

	At December 31, 2006
	Actual	Pro Forma
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$6,683	$18,425
Accounts receivable, net	53,457	53,457
Property, plant and equipment, net	87,068	87,068
Total assets	197,321	204,641
Total debt	159,703	190,112
Total shareholder’s equity (deficit)(6)	(8,389)	(17,529)

	Fiscal Year Ended June 30,						Six Months Ended December 31,
	2002	2003	2004		2005	2006	2005	2006
Other
Ratio of earnings to fixed charges(7)	*	*	3.3	x	*	*	*	*

(1)	The Company intends to reclassify certain expenses beginning with its financial statements as of and for the nine months ended March 31, 2007 and to make corresponding adjustments to prior periods to make them consistent with the reclassification. Reclassifying the prior periods will not impact the Company’s net loss, EBITDA or Adjusted EBITDA, but will increase cost of operations, general and administrative expenses and income (loss) from operations. For a quantification and a further discussion of the proposed reclassification, see ‘‘Management’s Discussion and Analysis of Financial Condition and Results of Operations—Proposed Reclassification.’’
(2)	The fiscal 2004 amount reflects $102,901 of forgiveness of indebtedness in connection with the Company’s reorganization.
(3)	EBITDA represents net income (loss) before interest, taxes, depreciation and amortization (includes contract rights impairment). We present Adjusted EBITDA, which is defined as EBITDA before income (loss) from discontinued operations, forgiveness of indebtedness income, reorganization costs, other costs and other adjustments, to show EBITDA from our continuing operations exclusive of items directly related to our bankruptcy proceedings. We present EBITDA and Adjusted EBITDA because we believe they are important supplemental measures of our performance that are frequently used by others in evaluating companies in our industry. We have used in the past, and may use in the future, EBITDA and Adjusted EBITDA as measures for compliance with covenants in the documents governing our indebtedness and as measures of our company’s performance for our executives’ compensation. You are encouraged to evaluate each adjustment and the reasons we consider them appropriate for supplemental analysis. EBITDA and Adjusted EBITDA have significant limitations, including that they do not reflect our cash requirements for capital expenditures, contractual commitments, working capital or debt service. In addition, other companies may calculate EBITDA and Adjusted EBITDA differently than we do, limiting their usefulness as a comparative measure. We compensate for these limitations by primarily relying on our GAAP results and using EBITDA and Adjusted EBITDA only as a supplement. The following table sets forth a reconciliation of EBITDA and Adjusted EBITDA to net income (loss):

	Fiscal Year Ended June 30,			Six Months Ended December 31,		Twelve Months Ended December 31, 2006
	2004	2005	2006	2005	2006
			(in thousands)
Net income (loss)	$56,818	$(42,426)	$(29,551)	$(20,597)	$(8,520)	$(17,474)
Interest expense	25,196	23,514	25,941	13,024	13,253	26,170
Income tax expense	477	(214)	—	—	—	—
Depreciation and amortization	26,287	25,029	28,199	11,752	9,175	25,623
Contract rights impairment	5,463	959	—	—	—	—
EBITDA	$114,241	$6,862	$24,589	$4,179	$13,908	$34,319
Other costs(a)	142	1,096	1,098	101	272	1,270
Reorganization costs	11,177	565	569	92	36	513
Loss (income) from discontinued operations	1,080	296	2	2	(5,613)	(5,613)
Forgiveness of indebtedness income	(101,493)	—	—	—	—	—
Other adjustments(b)	530	692	3,300	2,156	—	1,144
Adjusted EBITDA	$25,677	$9,511	$29,558	$6,530	$8,603	$31,633

(a)	Primarily represents losses on sale of fixed assets.
(b)	Other adjustments represents adjustments management believes are not indicative of normal operating costs. The following table sets forth an itemization of such adjustments:

	Fiscal Year Ended June 30,			Six Months Ended December 31,		Twelve Months Ended December 31, 2006
	2004	2005	2006	2005	2006
LAUSD liquidation damages(i)	$—	$—	$1,000	$415	$—	$585
Restructuring director salary(ii)	300	300	300	150	—	150
Duplicative CFO salary(iii)	230	392	600	191	—	409
Federal unemployment tax(iv)	—	—	200	200	—	—
NYC DOE contract bonus expense(v)	—	—	600	600	—	—
Operating lease vehicle financing commissions(vi)	—	—	400	400	—	—
Wachovia legal fees(vii)	—	—	200	200	—	—
Total other adjustments	$530	$692	$3,300	$2,156	—	$1,144

(i)	Represents the liquidation damages charged by the Los Angeles Unified School District at $300 per day for each route we did not operate due to our temporary shortage of drivers.
(ii)	Represents the payment of a salary to the Chief Restructuring Officer during the restructuring process.
(iii)	Represents a duplicative salary for a Chief Financial Officer. We paid salaries for two chief financial officers, which would not have occurred during the normal course of business.
(iv)	Represents additional Federal unemployment tax paid because New York State did not make a timely payment to the Federal government.
(v)	Represents bonuses paid to certain senior management to obtain favorable renewal of our New York City Department of Education contract.
(vi)	Represents finder’s fee commissions paid to obtain operating vehicle lease financing.
(vii)	Represents legal fees paid for one-time amendments to the credit facility to Wachovia from July 2005 to December 2005.
(4)	Includes cash interest expense on the senior secured floating rate notes due 2012, Amended and Restated Credit Facility, capital lease obligations and purchase money mortgages, net of cash interest income.
(5)	The ratios of net debt to Adjusted EBITDA and of Adjusted EBITDA to net cash interest expense are supplementary ratios used by analysts and investors to measure the leverage of a company relative to its performance. These ratios should be considered in addition to, but not a substitute for, the ratio of earnings to fixed charges set forth under ‘‘Selected Historical Financial Data.’’ Our definition of Adjusted EBITDA may not be the same as other companies’ definitions. As a result, these ratios may also not be comparable to similarly titled measures used by other companies. Net debt is defined as pro forma total debt less pro forma cash and cash equivalents.
(6)	The pro forma shareholder’s equity includes the write-off of original issue discount and deferred financing costs related to previously issued debt and the expensing of the prepayment premium on the senior secured notes due 2008.
(7)	The ratio of earnings to fixed charges is calculated by dividing fixed charges into pretax income (loss) from continuing operations, plus fixed charges. ‘‘Fixed charges’’ include interest, whether expensed or capitalized, amortization of debt expense and the estimated interest components of rent expense. The calculation excludes certain contractual interest as those amounts were not recorded as interest for the year ended June 30, 2004. Earnings were insufficient to cover fixed charges by $43.9 million for fiscal 2002, $16.0 million for fiscal 2003, $42.3 million for fiscal 2005, $29.6 million for fiscal 2006, and $14.1 million for the six months ended December 31, 2006.

Risk Factors

The risks described below are not the only risks we face. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business operations. If any of the following risks actually occur, our business, financial condition and/or operating results could be materially adversely affected.

Our substantial indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations under the notes and our other indebtedness.

We have now, and after this offering will continue to have, a significant amount of indebtedness. As of December 31, 2006, on a pro forma basis after giving effect to the consummation of this offering and the application of net proceeds therefrom as set forth under the caption ‘‘Use of Proceeds,’’ we would have had total indebtedness of $190.1 million (of which $165.0 million would have consisted of the notes and the balance would have consisted of purchase money mortgages, capital leases and credit facility borrowings). The indenture governing the notes will also allow us to enter into the Amended and Restated Credit Facility and incur additional indebtedness thereunder.

Our substantial indebtedness could have important consequences to you and our company and significant effects on our business, including the following:

•	make it more difficult for us to satisfy our obligations with respect to the notes and our other indebtedness and contractual and commercial commitments and, if we fail to comply with these requirements, an event of default could result;

•	increase our vulnerability to general adverse economic and industry conditions;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	place us at a competitive disadvantage compared to our competitors that have less debt; and

•	limit our ability to borrow additional funds.

The occurrence of any one of these events could have a materially adverse effect on our business, financial condition, results of operations, prospects and ability to satisfy our obligations under the notes.

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

Our ability to make payments on the notes and our other indebtedness and to fund planned capital expenditures will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

Based on our current level of operations and anticipated operating improvements, we believe that after the establishment of our Amended and Restated Credit Facility, the consummation of this offering and the use of net proceeds therefrom as set forth under the caption ‘‘Use of Proceeds,’’ our cash flow from operations, available cash and available borrowings under our Amended and Restated Credit Facility will be adequate to meet our liquidity needs for the foreseeable future. We cannot assure you, however, that our business will generate sufficient cash flow from operations, that currently anticipated operating improvements will be realized on schedule or that future borrowings will be available to us under our Amended and Restated Credit Facility in an amount sufficient to enable us to pay our indebtedness, including the notes, or to fund our other liquidity needs.

If we do not have sufficient funds, we may be required to sell assets or incur additional debt. We may need to refinance all or a portion of our indebtedness, including the notes, on or before their stated maturity. We cannot assure you that we will be able to refinance any of our indebtedness, including our Amended and Restated Credit Facility and the notes, on commercially reasonable terms, or at all. In addition, the terms of existing or future debt agreements may restrict us from adopting any of these alternatives. The failure to generate sufficient cash flow or to achieve any of these alternatives could materially adversely affect the value of the notes and our ability to pay the amounts due under the notes.

As of December 31, 2006, on a pro forma basis after giving effect to our Amended and Restated Credit Facility and the repayment of certain existing indebtedness with a portion of the net proceeds of this offering as set forth under the caption ‘‘Use of Proceeds,’’ we would have had $10.0 million in letters of credit outstanding, and $12.5 million of borrowing availability, based on the Company’s borrowing base calculations and subject to customary borrowing conditions, under our Amended and Restated Credit facility.

Our business is dependent upon student transportation contracts with school districts, which contracts may not be renewed or rebid.

Historically, our student transportation contracts have had initial terms between one and five years, generally subject to extension, where permitted by law, upon expiration at the discretion of the school districts with our agreement for additional contract periods. Although since 1979 we have achieved a substantially high contract renewal rate, the decision to renew contracts is not made solely by us and may be based upon factors beyond our control. Any significant decrease in this historical renewal rate could have a material adverse effect on us. There can be no assurance that any of our current or future contracts will be extended, or if extended, that the rates of compensation for such extensions will be acceptable to us. Moreover, there can be no assurance that the school districts that currently employ our services will not seek to satisfy their transportation needs in the future by alternative means. A loss of a significant number of contracts, or those contracts which account for a significant percentage of our revenues, would have a material adverse effect on our results of operations.

We may be adversely affected by rising insurance costs.

Our cost of maintaining vehicle liability, personal injury, property damage and workers’ compensation insurance is significant. We could experience higher insurance premiums as a result of adverse claims experience or because of general increases in premiums by insurance carriers for reasons unrelated to our own claims experience. As an operator of school buses and other high occupancy vehicles, we are exposed to claims for personal injury or death and property damage as a result of accidents. Generally, our insurance policies must be renewed annually. Our ability to continue to obtain insurance at affordable premiums also depends upon our ability to continue to operate with an acceptable safety record. A significant increase in the number of claims against us, the assertion of one or more claims in excess of our policy limits or the inability to obtain adequate insurance coverage at acceptable rates, or at all, could have a material adverse effect on us. In addition, the running of statutes of limitations for personal injuries to minor children typically is suspended during the children’s legal minority. Therefore, it is possible that accidents causing injuries to minors on school buses may not give rise to lawsuits until a number of years later, which could also have a material adverse effect on us. In addition, in order to manage our costs of insurance, we have in the past and may in the future have significant deductions or retainage on our various insurance policies. For example, under our current $10 million umbrella liability policy, we retain the first $3 million of risk per policy year. This means that the first $3 million of claims above our primary insurance layer are the responsibilities of the Company.

Additionally, we typically negotiate transportation contracts on a different time frame than our contracts for insurance and our transportation contracts are typically fixed price contracts. As a result, we were unable to absorb increases in insurance and other operating expenses in recent years. Our inability to pass on changes in underlying costs was a significant reason for our seeking protection from creditors in our Chapter 11 bankruptcy case. We cannot assure you that such increases in insurance and other expenses will not happen again in the future. See the risk factor ‘‘—Fluctuations in the cost of fuel could adversely affect our business.’’

Fluctuations in the cost of fuel could adversely affect our business.

We operated a fleet of approximately 5,800 vehicles as of December 31, 2006 and consume substantial quantities of fuel for our operations. Our fuel costs for the six months ended December 31, 2006 were approximately $9.8 million as compared to $10.1 million for the six months ended December 31, 2005. Historically, we have been unable to pass through most increases in the price of fuel to the school districts we service. From time to time in the past, we have entered into hedging contracts to protect ourselves from fluctuations in the cost of fuel and we may seek to do the same in the future. Based on our current operations, an increase in fuel costs of ten cents per gallon will increase our cost of fuel purchased by approximately $1.0 million on an annual basis. No assurance can be given that we will be able to adequately protect ourselves from fluctuating fuel costs.

We may not be able to maintain letters of credit or performance bonds required by our transportation contracts.

Our student transportation contracts generally provide for performance security in one or more of the following forms: performance bonds, letters of credit and cash retainages. The contracts also require the maintenance of minimum amounts of insurance coverage, the maintenance of appropriate facilities and transportation equipment, and the implementation of various operating rules and regulations. There can be no assurance that either letters of credit or performance bonds will continue to be available to us as security for our contracts or, if available, at a cost that does not adversely affect our margins or cash flow. The number of school buses to be provided under our contracts generally may decrease, and hence the revenues generated under such contracts may decrease based on the requirements of our customers. All student transportation contracts can be terminated by school districts for not meeting certain performance related criteria.

Some of our transportation contracts may be terminated due to factors beyond our control.

Generally many of our student transportation contracts and our paratransit contract with the City of New York may be terminated due to factors beyond our control, such as decreases in funding for our customers. Although we believe we have established strong relationships with our customers, there can be no assurance that our contracts will not be affected by circumstances beyond our control.

Our fixed contract rates may not be sufficient to absorb future cost increases.

The student transportation industry is characterized by fixed price contracts between transportation companies and school districts, whereby changes in underlying costs to transportation companies are not automatically passed along to the customer. Our inability to pass on our insurance costs was a significant reason for our seeking protection from our creditors in our Chapter 11 bankruptcy case. Our contracts for student transportation and paratransit services have average terms of one to five years. We set contract rates when we enter into such contracts, often before other expenses have been firmly established for the duration of the transportation contract, and before we have complete knowledge of the costs of insurance, labor and other expenses. After we have established contract rates, we may be unable to adjust them for cost increases in insurance, labor and other expenses. We have been able to leverage our relationships with our customers to achieve high contract renewal rates with price increases and obtain concessions in some existing contracts to absorb cost increases to maintain profitability levels. We cannot assure you that the price increases in our contracts will be sufficient to absorb any cost increases in the future or that we will be able to obtain concessions in existing contracts to absorb cost increases in the future.

We may incur additional labor costs due to labor unions and collective bargaining agreements.

As of December 31, 2006, approximately 79% of our employees were members of various labor unions. We were party to 30 collective bargaining agreements, of which two agreements, covering approximately 90 employees, have already expired, 14 agreements, covering approximately 1,900 employees, will expire over the next two years, with the remainder to expire over the next three to five years. Although no assurance can be given, we do not believe that the expiration of such collective bargaining agreements will have a material adverse effect on our labor costs. No assurance can be given as to the outcome of negotiations with the representatives of the unionized employees.

Our labor contracts are not necessarily for the same terms as our student transportation contracts. Although we believe that historically we have had satisfactory labor relations with our employees and their unions, notwithstanding a two week strike in 2004 involving our paratransit drivers, our inability to negotiate acceptable union contracts in the future or a deterioration of labor relations could result in strikes or work stoppages and increased operating costs as a result of higher wages or benefits paid to union members, which would have a material adverse effect on us. In addition, labor shortages in selected markets could materially adversely affect our ability to enter or expand in such markets. There can be no assurance that we will not have a strike or work stoppage in the future.

Several officers of Local 1181 of the Amalgamated Transit Workers Union have been charged with engaging in criminal activity including the extortion of student transportation companies. We have been informed by the US Attorney’s office that we are not a target or subject of its investigation. As a result of the pending charges, Local 1181 has been placed in trusteeship under the supervision of its national parent organization. No assurance can be given that the change in the union leadership will not have a material adverse effect on the Company’s labor relations.

We may be adversely affected by a shortage of qualified drivers and possible resulting increases in labor costs.

As of June 30, 2006, we had approximately 7,200 employees to provide transportation services, including approximately 5,200 drivers. We require our drivers to complete a thorough and comprehensive training process and to satisfy federal and state requirements. There may be a shortage of qualified drivers due to factors that are beyond our control, such as competition from other available employment opportunities, including opportunities outside the industry in which we operate. As a result, we may be required to increase driver compensation to attract and retain a sufficient number of qualified drivers to service existing routes or possible future expansion routes, and such increases may be material. Even if we are able to offer significant increases in an amount acceptable to us, there is no assurance that we will be able to meet all of our needs for qualified drivers. An inability to do so could affect our ability to provide services as required on existing business and prevent us from obtaining future business.

We may be adversely affected by environmental requirements.

Our operations are subject to extensive and frequently changing federal, state and local environmental and occupational health and safety laws and regulations, including laws and regulations governing air emissions, wastewater discharges, the storage and handling of chemicals and hazardous substances and the remediation of contaminated soil and groundwater. Additional expenditures, beyond those currently included in capital and operating budgets, may be incurred in order to comply with either new environmental legislation and regulations, new interpretations of existing laws and regulations or more rigorous enforcement of such laws and regulations. We also may be subject to liability for the investigation and remediation of environmental contamination (including contamination caused by other parties) at properties that we own or operate and at other properties where our predecessors have operated or arranged for the disposal of hazardous substances. We do not believe that any such liabilities or environmental compliance obligations will have a material adverse effect on our business or operations. However, we cannot predict such liabilities or compliance obligations with certainty and we can make no assurances that such liabilities or compliance obligations will not increase or become material in the future.

We may be adversely affected by current and new governmental laws and regulations.

We are required to comply with laws and regulations relating to safety, driver qualifications, insurance and other matters promulgated by various federal and state regulatory agencies including, among others, state motor vehicle agencies, state departments of education, the Federal Highway and

Safety Administration, the National Highway Traffic Safety Administration and the Occupational Safety and Health Administration. We are also required to comply with certain statutes, such as the Americans with Disabilities Act. We have incurred, and expect to incur, costs for our operations to comply with these legal requirements, and these costs could increase in the future. Many of these legal requirements provide for substantial fines, orders, including orders to cease operations, and criminal sanctions for violations. Although we believe we are in material compliance with applicable safety laws and regulations, it is difficult to predict the future development of such laws and regulations or their impact on our business or results of operations. We anticipate that standards under these types of laws and regulations will continue to tighten and that compliance will require increased capital and other expenditures. Furthermore, we cannot predict whether new laws or regulations will be adopted and, if adopted, no assurance can be given that the implementation of such laws or regulations and any additional compliance costs associated therewith will not have a material adverse effect on us. Also, a significant order or judgment against us, the loss of a significant permit or license or the imposition of a significant fine or any other liability in excess of, or not covered by, our reserves or our insurance could adversely affect our business, financial condition and results of operations.

We have significant school bus fleet expenditure requirements.

In order to maintain our school bus fleet, we will be required to make significant fleet expenditures. For fiscal 2006, our fleet expenditure requirements were approximately $30 million, and we estimate for fiscal 2007 fleet expenditure requirements to be approximately $22 million. A majority of our new vehicle requirements were financed through operating leases. There can be no assurance that cash flow from operations will enable us to acquire a sufficient number of new vehicles or make capital expenditures necessary to implement any expansion of service. If we are required to obtain additional financing, there can be no assurance that we can obtain financing on terms acceptable to us. Our inability to procure the financing necessary to acquire additional school buses or make needed capital improvements could delay or prevent us from implementing our business strategy and would have a material adverse effect on us. In addition, our Amended and Restated Credit Facility may limit our ability to make capital expenditures, which could make it difficult to maintain our assets to the degree that our customers or we may otherwise require.

We depend on management and key personnel.

Domenic Gatto, who is our Chief Executive Officer and President, is key to our management and direction. The loss of the services of Mr. Gatto could have a material adverse effect on us, and there can be no assurance that we would be able to find a replacement for Mr. Gatto with the equivalent business experience and skills. We expect AETG and the Company to enter into an employment agreement with Mr. Gatto that provides for his continued employment with us through December 2009, subject to renewal at the Company’s option.

The interests of our significant shareholder may be different than your interests.

As of April 15, 2007, GSC Group beneficially owned 83.9% of AETG’s outstanding common shares. AETG owned 85.3% of our issued and outstanding common shares on a fully diluted basis. Pursuant to a Shareholders agreement for AETG’s common shares, GSC Group is entitled to designate a majority of the directors to AETG’s board of directors so long as it beneficially owns at least 35% of AETG’s outstanding common shares. As a result, the directors appointed by GSC Group are in a position to control the policies and management of AETG and our company and GSC Group will continue to have the ability to elect and remove directors and determine the outcome of matters presented for approval by our shareholders. The interests of our significant shareholder may not be fully aligned with and could conflict with, the interests of the holders of the notes.

We may be adversely affected by substantial competition in the student transportation industry and increased consolidation within the industry.

The student transportation industry is highly competitive and we expect that there will continue to be substantial competition for contract bidding and for prospective acquisitions. Such competition may decrease the profitability associated with any contract and increase the cost of acquisitions. Contracts are generally awarded pursuant to public bidding, where price is the primary criteria for a contract award. We have many competitors in the student transportation business, including transportation companies with resources and facilities substantially greater than ours. There can be no assurance that we will be able to identify, acquire or profitably manage additional contracts. In addition, there can be no assurance that either student transportation contracts or acquired businesses will achieve anticipated levels of profitability. Although we have historically been competitive in the market for new contracts as well as for acquisitions of other companies, there can be no assurance that we will be able to compete effectively in the future.

In particular, the student transportation industry is undergoing significant consolidation that has intensified the competition for contracts and acquisitions. From time to time, we make inquiries with respect to possible acquisitions and from time to time have received inquiries with respect to a possible acquisition of our company. Whether such inquiries will result in further communications, or ultimately, an acquisition, has depended and will depend upon the facts and circumstances in each case. Any failure to compete effectively could have a material adverse effect on us.

Our business is subject to seasonality and fluctuations in quarterly operating results.

The student transportation operation, which accounted for at approximately 88% of our revenues from continuing operations for each of the last three fiscal years, is seasonal in nature and generally follows the pattern of the school year, with sustained levels of business during the months of September through June. As a result, we have experienced, and expect to continue to experience, a substantial decline in revenues from late June through early September. Our quarterly operating results have also fluctuated due to a variety of factors, including variation in the number of school days in each quarter (which is affected by the timing of the first and last days of the school year, holidays, the month in which spring break occurs and adverse weather conditions, which can close schools) and the profitability of our other operations. In particular, historically we have generated operating losses during the first quarter of each fiscal year. Consequently, interim results are not necessarily indicative of the full fiscal year and quarterly results may vary substantially, both within a fiscal year and between comparable fiscal years.

Use of Proceeds

The gross proceeds from the offering of the notes, which are expected to be $165.0 million, will be used to redeem our existing notes and other indebtedness, pay related fees and expenses and for general corporate purposes. The following table sets forth the estimated sources and uses of the gross proceeds of this offering as if such sources were available and such uses were applied, in each case, as of April 15, 2007:

Sources of Funds		Uses of Funds
(in thousands)
Notes offered hereby	$165,000	Redeem senior secured notes due 2008(1)	$116,246
		Prepayment premium on the senior secured notes due 2008(1)	3,482
		Redeem 10% third priority senior secured notes due 2008	15,481
		Redeem 15% senior unsecured term notes	4,900
		Other fees and expenses(2)	8,285
		General corporate purposes	10,606
		Estimated related transaction fees and expenses	6,000
Total sources of funds	$165,000	Total uses of funds	$165,000

(1)	The prepayment premium is calculated based on the call price of 103% of the aggregate principal amount of the senior secured notes due 2008.
(2)	Consists of administrative professional fees and Sponsor’s accrued interest and management fees.

 Capitalization

The following table sets forth our cash and cash equivalents and capitalization on an actual basis as of December 31, 2006 and as adjusted after giving effect to the establishment of our Amended and Restated Credit Facility, the consummation of this offering and the application of net proceeds therefrom as set forth in ‘‘Use of Proceeds’’ as if those transactions occurred on December 31, 2006 with the exception of the prepayment premium described in the table as set forth in ‘‘Use of Proceeds.’’

You should read the table below in conjunction with our ‘‘Management’s Discussion and Analysis of Financial Condition and Results of Operations’’ and our unaudited consolidated financial statements and the related notes.

	As of December 31, 2006
	Actual	As Adjusted
	(in thousands)
Cash and cash equivalents(1)	$6,683	$18,425
Long-term debt, including current maturities:
Notes offered hereby	—	165,000
Amended and Restated Credit Facility(2)	13,784	13,784
Letter of credit advance	3,500	3,500
Capital lease obligations	4,411	4,411
Various notes payable, primarily secured by transportation equipment	3,417	3,417
Senior secured notes due 2008(3)	114,696	—
10% third priority senior secured notes due 2008(4)	14,995	—
15% senior unsecured term notes	4,900	—
Total long-term debt obligations	159,703	190,112
Total shareholder’s equity (deficit)(5)	(8,389)	(17,529)
Total capitalization	$151,314	$172,583

(1)	As adjusted reflects the prepayment premium calculated based on an April 15, 2007 call price of 103%. Does not adjust for accrued amounts of $1.1 million from January 1, 2007 to April 15, 2007 on the senior secured notes due 2008, 10% third priority senior secured notes due 2008 and other fees and expenses.
(2)	We will enter into the Amended and Restated Credit Facility with a syndicate of lenders. The Amended and Restated Credit Facility at closing will consist of (x) an undrawn $35.0 million revolving credit subfacility based on the repayment of the balance from cash flow of operations between December 31, 2006 to April 15, 2007, and (y) a $10.0 million letter of credit subfacility of which $6.5 million of letters of credit will be issued. We do not anticipate borrowing any funds under the Amended and Restated Credit Facility in connection with the offering. See ‘‘Description of Amended and Restated Credit Facility.’’
(3)	Comprised of $105.5 million of 12% senior secured notes due 2008 and $10.0 million of senior secured floating rate notes due 2008 less $0.9 million of original issue discount associated with the issuance of warrants.
(4)	Net of $0.4 million of original issue discount associated with the issuance of warrants.
(5)	The pro forma shareholder’s equity includes the write-off of original issue discount and deferred financing costs related to previously issued debt and the expensing of the prepayment premium on the senior secured notes due 2008.

OTHER INFORMATION

Controls and Procedures

There were no changes in our internal controls over financial reporting, identified in connection with the evaluation of such internal control that occurred during the fiscal quarter ended December 31, 2006, that have materially affected, or are reasonably likely to materially affect, our internal controls over financial reporting. In March 2007, as a result of our existing controls and procedures, we discovered an apparent defalcation by one of our employees at one of our facilities involving the diversion of certain customer payments. We are cooperating with law enforcement authorities and are in the process of filing a proof of loss with our insurance carrier. We do not expect the incident to have any material impact on our financial position or results of operations. Although existing controls and procedures detected the incident, subsequent to March 31, 2007 we made changes designed to further improve our collection and custody of customer payments and to improve our process for inquiries regarding past due accounts.

Proposed Reclassification

In response to an SEC comment letter dated March 1, 2007, the Company intends to reclassify the following items in its consolidated statements of operations, beginning with its financial statements as of and for the nine months ended March 31, 2007. Historically, the Company included gains and losses on the sale of long-lived assets (gain of $40,451 in fiscal 2004 and losses of $1.1 million in each of fiscal 2005 and 2006) and the GSC Group management fee ($0.2 million, $0.4 million and $0.4 million in fiscal years 2004, 2005 and 2006, respectively) in ‘‘Other income (expense)’’ in its consolidated statement of operations. In the future, the Company intends to include any losses (or gains) on the sale of long-lived assets in cost of operations and to include the GSC Group management fee in general and administrative expenses. The effect of this reclassification will be to increase cost of operations (in the case of losses on asset sales) and to increase general and administrative expenses, with corresponding increases in ‘‘Loss from operations’’ on the face of the Company’s consolidated statements of operations. The Company will make corresponding adjustments to prior periods to make them consistent with the reclassification. Reclassifying those amounts for prior periods will not impact the Company’s net loss, EBITDA or Adjusted EBITDA, but will also increase reported income (loss) from operations for prior periods.

Recent Accounting Pronouncements

In June 2005, the FASB issued SFAS 154, ‘‘Accounting Changes and Error Corrections,’’ which replaces APB 20, ‘‘Accounting Changes,’’ and SFAS 3, ‘‘Reporting Accounting Changes in Interim Financial Statements.’’ SFAS 154 applies to all voluntary changes in accounting principle, and changes the requirements for accounting for and reporting of a change in accounting principle. SFAS 154 requires retrospective application to prior periods’ financial statements of a voluntary change in accounting principle unless it is impracticable. APB 20 previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. Earlier application is permitted for accounting changes and corrections of errors made in fiscal years beginning after June 1, 2005. We will adopt SFAS 154 on July 1, 2006, and we do not expect our adoption of this new standard to have a material impact on our financial position, results of operations or cash flows.

In February 2006 the FASB issued SFAS 155, ‘‘Accounting for Certain Hybrid Instruments,’’ which amends SFAS 133, ‘‘Accounting for Derivative Instruments and Hedging Activities,’’ and SFAS 140, ‘‘Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.’’ SFAS 155 allows financial instruments that have embedded derivatives to be accounted for as a whole (eliminating the need to bifurcate the derivative from its host) if the holder elects to account for the whole instrument on a fair value basis. SFAS 155 also clarifies and amends certain other provisions of

SFAS 133 and SFAS 140. This statement is effective for all financial instruments acquired or issued in fiscal years beginning after September 15, 2006. We do not expect our adoption of this new standard to have a material impact on our financial position, results of operations or cash flows.

In June 2006, the FASB issued Financial Interpretation No. (FIN) 48, ‘‘Accounting for Uncertainty in Income Taxes.’’ FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS 109, ‘‘Accounting for Income Taxes.’’ FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. It also provides guidance on derecognizing, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The requirements of FIN 48 are effective for our fiscal year beginning July 1, 2007. We are in the process of evaluating this guidance and therefore have not yet determined the impact that FIN 48 will have on our financial position or results of operations upon adoption.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements, which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS No. 157 does not require any new fair value measurements, but provides guidance on how to measure fair value by providing a fair value hierarchy used to classify the source of the information. This statement is effective for us beginning July 1, 2008. We are currently assessing the potential impact that the adoption of SFAS No. 157 will have on our financial statements.

FASB Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, permits companies and not-for-profit organizations to make a one-time election to carry eligible types of financial assets and liabilities at fair value (FV), even if FV measurement is not required under GAAP. Statement 159 is effective for fiscal years beginning November 15, 2007.

The basic guidelines for implementing this standard are as follows:

•	Most types of financial assets and liabilities, including an entity’s own debt obligations, are eligible for the election.

•	If a company elects the FV option for an eligible item, changes in that item’s FV in subsequent reporting periods are recognized in current earnings.

•	The election generally can be made for individual assets or liabilities on an instrument-by-instrument basis. Once made, an election is generally irrevocable.

•	Elections can be made only on specified dates, for example, upon adoption of Statement 159, upon initial acquisition of an asset or liability, or upon the occurrence of a transaction (like a business combination) that would call for a one-time remeasurement at FV.

•	Entities making the elction must comply with specific presentation and disclosure requirements. These requirements are designed to address concerns about any resulting lack of comparability between and among entities that elect FV versus another measurement basis for the same types of assets or liabilities.

This standard, in effect, provides a way for companies to potentially mitigate earnings volatility without the need to apply complex hedge accounting provisions. However, significant judgment may be needed to estimate FV and the requirements to disclose the relative reliability of the FV measurements may be onerous.

Management

Directors and Executive Officers of the Company

The following table sets forth certain information concerning the members of our board of directors and our executive officers as of April 15, 2007.

Name	Age	Position
Domenic Gatto	58	Director, Chief Executive Officer and President
Nathan Schlenker	68	Chief Financial Officer
Jerome Dente	61	Chief Operating Officer, Secretary and Treasurer
Noel Cabrera	47	Executive Vice President
Peter Frank	59	Chairman of the Board
Matthew Kaufman	36	Director
Adam Draizin	37	Director

Domenic Gatto, Director, Chief Executive Officer and President.    Mr. Gatto has served as Director, Chief Executive Officer and President since our formation, and has held such positions at AETG since its formation. Mr. Gatto, a Vietnam veteran, began his career in the student transportation business as a bus driver and has been responsible for the development of all facets of our business.

Nathan Schlenker, Chief Financial Officer.    Mr. Schlenker has been with the Company and its predecessor since 1990. During that period he has served as Executive Vice President, Secretary, Treasurer, Director of Finance and Chief Financial Officer. He was the Chief Financial Officer of the Company since its formation until 2004, at which point he assumed the duties of Director of Finance. He also served as Executive Vice President, Secretary and Treasure of the Company and AETG from 1998 to 2004. In April 2006 he reassumed the duties of Chief Financial Officer.

Jerome Dente, Chief Operating Officer, Secretary and Treasurer.    Mr. Dente has served as Chief Operating Officer since December 1997 and was director of New York School Bus Operations from 1994 through 1997. Mr. Dente was elected to serve as Secretary and Treasurer of our Company and AETG in January 2002.

Noel Cabrera, Executive Vice President.    Mr. Cabrera has been with the Company and its predecessor since 1990 and has served as the Executive Vice President since 1996.

Peter Frank, Chairman of the Board.    Mr. Frank was appointed Chairman of the Board in December 2003 upon the effectiveness of our plan of reorganization. He served as our Chief Restructuring Officer from July 2002 to December 2003. Prior to his employment with our company, Mr. Frank operated, purchased and sold businesses for over twenty-five years. Prior to that, he was an investment banker at Goldman, Sachs & Co. Mr. Frank is a director and Chairman of the Board of Worldtex, Inc. and Scovill Fasteners, Inc. (both of which are majority owned by GSC Group) and a director of Northstar Travel Media L.L.C. and K-R Automation Corporation. He received an MBA from Harvard University and a BSEE from the University of Michigan.

Matthew Kaufman, Director.    Mr. Kaufman has served as a Director since December 2003. Mr. Kaufman joined GSC Group in 1999, where he is currently a Senior Managing Director. He was previously with Greenwich Street Capital Partners from 1997 to 1999. Prior to that, he was Director of Corporate Finance with NextWave Telecom, Inc. Prior to that, he was with The Blackstone Group, in the Merchant Banking and Mergers & Acquisitions departments. He is Chairman of the Board of Aeromet Holdings Inc. and a director of Burke Industries, Inc., Day International Group, Inc., Dukes Place Holdings Limited, Safety-Kleen Corp., Seaton Insurance Company and Stonewall Insurance Company. Mr. Kaufman received a B.B.A. and MACC from the University of Michigan.

Adam R. Draizin, Director.    Mr. Draizin has served as a Director since August 2004. Mr. Draizin is a Principal at American Traffic Solutions serving as Executive Vice President & Chief Financial Officer. Prior to ATS he served as a Senior Advisor to the President of British Petroleum’s US Fuels on a strategy consulting project. Mr. Draizin was Chief Executive Officer of RAD Energy Corp., a New York based oil distributor with approximately $350 million in revenue. In January 2001, Mr.

Draizin oversaw RAD’s successful private sale to Sprague Energy. Mr. Draizin has served on the Board of the Society of Independent Gasoline Marketers of America and worked as an investment-banking analyst at Kidder, Peabody & Company. Mr. Draizin holds an MBA from the Harvard Business School and a BA from Washington University.

Executive Compensation

We expect AETG and the Company to enter into an employment agreement with Domenic Gatto that provides for his continued employment with us through December 31, 2009 subject to extension each year for a period of one year at the option of the Company.

We expect AETG and the Company to enter into an employment agreement with Nathan Schlenker that provides for his continued employment with us through December 31, 2008 subject to extension each year for a period of one year at the option of the Company.

Principal Shareholders

	Common Shares of Company Beneficially Owned
Name and Address	Beneficial Amount of Ownership	Percentage of Outstanding Class(1)
Airlie Opportunity Master Fund Ltd.	82,070	8.0%
115 East Putnam Avenue Greenwich, CT 06830

(1)	As of April 15, 2007, Airlie owned warrants exercisable for 82,070 common shares of the Company.

Related party transactions

Guarantees

In December 2006, the Company provided a performance bond to a school district to secure its obligations under a student transportation contract. Domenic Gatto provided a personal guarantee in support of the performance bond and received a guarantee fee of $50,000.

Senior Unsecured Note

On August 5, 2004, the Company received $4.9 million from GSCP II Holdings (AE), L.L.C. and GSC Recovery II, L.P. in exchange for a senior unsecured term note (the ‘‘Senior Unsecured Note’’). The Senior Unsecured Note bears interest at 15% per annum and is payable monthly, in arrears, commencing August 31, 2004 until September 30, 2004 and quarterly, in arrears, thereafter. On October 17, 2005, this note was assigned to Airlie Opportunity Capital Management, L.P. (‘‘Airlie’’). On September 21, 2006, Airlie approved an extension of the maturity date from April 23, 2007 to February 22, 2008. The Senior Unsecured Note contains identical covenants as our senior credit facility. Pursuant to a subordination agreement, the Company may pay interest if excess availability under its credit facility is not less than $1.0 million and pay principal if excess availability is in excess of $7.0 million, after giving effect to the respective repayments and no event of default (as defined in our senior credit facility) shall exist or have occurred and be continuing. No principal payments have been made under the Senior Unsecured Note. Interest payable was changed to annually on October 17, 2006 and quarterly thereafter. The Company intends to repay the Senior Unsecured Note from the proceeds of the offering of the notes.

Third Priority Senior Secured Note

On March 3, 2005, the Company issued its $15.0 million third priority senior secured note (the ‘‘Third Priority Note’’) to Airlie. The Third Priority Note was issued with warrants to acquire

40,752 shares, or 5%, of the Company’s then outstanding common stock. $0.9 million of the purchase price was allocated to the warrants. Interest on the Third Priority Notes is 10% per annum in cash and PIK interest of 1% per annum, payable semi-annually in arrears on April 15 and October 15, which commenced on April 15, 2005. The Third Priority Note is secured by a third priority lien on all of the Company’s and its guarantor subsidiaries’ real property and a third priority lien on those assets that secure the Company and its guarantor subsidiaries’ obligations under the Company’s existing senior credit facility on a first priority basis. In addition, from September 30, 2006, the Company is required to pay additional PIK interest on this note of 2% per annum, since it did not meet the leverage test required in the indenture governing its existing senior secured notes. The Company intends to repay the Senior Unsecured Note and all PIK interest notes issued thereunder from the proceeds of the offering of the notes.

Vehicle Lease Security Deposits

In August 2004, GSCP II Holdings (AE), L.L.C. and GSC Recovery II, L.P. provided a cash deposit of $2.2 million to a lessor of vehicles leased to the Company to secure the Company’s obligations under such lease. In connection with the security deposit, the Company agreed to pay GSC an annual fee equal to 15% of the security deposit. As of December 31, 2006, the Company owed GSC $437,354 for such fees.

In October 2004, GSCP II Holdings (AE), L.L.C. and GSC Recovery II, L.P. provided a letter of cash in the amount of $419,808.40 to another lessor of vehicles leased to the Company to secure the Company’s obligations under such lease. In connection with the security deposit, the Company agreed to pay GSC an annual administrative fee equal to 15% of the amount of the letter of credit, payable quarterly in arrears, and to pay all fees in connection with the letter of credit fees. As of December 31, 2006, the Company owed GSC $79,685 in administrative fees.

Description of the Amended and Restated Credit Facility

Concurrently with the consummation of this offering, we expect to enter into an Amended and Restated Credit Facility with Wachovia Bank, National Association which amends our existing credit facility, with up to $35.0 of borrowing availability under a revolving credit facility, subject to customary borrowing conditions, plus $10.0 million in available letters of credit. The Amended and Restated Credit Facility will be secured by a first priority lien on substantially all of our and our guarantor subsidiaries’ assets, other than the first lien collateral and certain excluded assets, and by a second lien on the first lien real property.

We anticipate that our borrowing capacity under the revolving credit facility will be based on the excess of (x) 85% of the net amount of our eligible accounts receivable over (y) applicable reserves. Loans under the revolving credit facility are expected to bear interest at the prime rate or, if we elect, the LIBOR rate plus 2.25% per annum. Letters of credit are expected to be subject to a fee of 1% per annum, payable monthly in arrears, and any amounts paid by the lenders for a letter of credit are expected to bear the same rate as loans under our revolving facility. We expect that our Amended and Restated Credit Facility will be subject to a closing fee of $400,000 and a servicing fee of $10,000 per month. We expect to pay the lenders a monthly fee of 0.5% on any unused portion of the Amended and Restated Credit Facility. Our Amended and Restated Credit Facility may contain certain financial covenants, such as a minimum EBITDA covenant, and customary events of default.

It is anticipated that the Amended and Restated Credit Facility will terminate on December 31, 2011. We anticipate that early termination by us prior to the first or second anniversaries of our Amended and Restated Credit Facility will be subject to early termination fees of 3% or 1.5%, respectively, of our maximum credit under the Amended and Restated Credit Facility. Thereafter, we anticipate that early termination after the second anniversary will be subject to 1% of our maximum credit under the Amended and Restated Credit Facility.

Completion of this offering is conditioned upon, among other things, the closing of our Amended and Restated Credit Facility. Upon consummation of this offering and repayment of indebtedness as set forth under the caption ‘‘Use of Proceeds,’’ we expect to have $6.5 million of letters of credit issued and $35.0 of borrowing availability, subject to customary borrowing conditions, under our Amended and Restated Credit Facility.

26

Item 8.01. Other Events.

On April 19, 2007, the Company announced a proposed offering of $165 million in aggregate principal amount of Senior Secured Floating Rate Notes due 2012. The notes will be unconditionally guaranteed on a senior secured basis by each of the Company’s existing and future domestic subsidiaries that are not unrestricted domestic subsidiaries, other than that certain immaterial subsidiaries. The net proceeds from the offering will be used to refinance existing indebtedness, including to fund the redemption of our outstanding 12% Senior Secured Notes due 2008 and Senior Secured Floating Rate Notes due 2008 (collectively, the ‘‘Existing Notes’’), and for general corporate purposes. The exact terms and timing of the offering will depend upon market conditions and other factors. A copy of our press release announcing the debt offering is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The notes are being offered only to qualified institutional buyers under Rule 144A, to non-U.S. persons outside the United States pursuant to Regulation S and to a limited number of institutional accredited investors within the meaning of the U.S. federal securities laws. The securities to be offered have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws, and until so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws. This Current Report on Form 8-K shall not constitute an offer to sell or a solicitation of an offer to buy any securities. This Current Report does not constitute a notice of redemption of the Existing Notes. Any official redemption announcement will be made in accordance with the terms of the indenture governing the Existing Notes.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press Release of Atlantic Express Transportation Corp. dated April 19, 2007 (filed herewith).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 19, 2007

ATLANTIC EXPRESS TRANSPORTATION CORP.

/s/ Nathan Schlenker
Name:	Nathan Schlenker
Title:	Chief Financial Officer